June 14, 1996



Prudential Securities Incorporated               First Alliance Mortgage Company
One New York Plaza, 15th Floor                   17305 Von Karman Avenue
New York, New York  10292                        Irvine, CA  92714

Standard & Poor's, a Division of                 MBIA Insurance Corporation
  The McGraw-Hill Companies                      113 King Street
25 Broadway                                      Armonk, New York 10504
New York, New York  10004

Bankers Trust Company of California, N.A.        Moody's Investors Service, Inc.
3 Park Plaza, 16th Floor                         99 Church Street
Irvine, California  92714                        New York, New York 10007



                  Re:      First Alliance Mortgage Loan Trust 1996-2
                           -----------------------------------------

Ladies and Gentlemen:

                  We have acted as special tax counsel in connection with the issuance of certain mortgage loan asset-backed certificates denominated First Alliance Mortgage Loan Trust 1996-2, Mortgage Loan Asset-Backed Certificates, Series 1996-2 (the "REMIC Certificates").

                  As special tax counsel, we have examined such documents and records as we deemed appropriate, including the following: (a) a prospectus supplement with respect to the REMIC Certificates dated June 10, 1996 (the "Prospectus Supplement") and the accompanying prospectus with respect to Mortgage Loan Asset-Backed Securities dated June 10, 1996 (the "Prospectus"), and (b) a Pooling and Servicing Agreement dated as of June 1, 1996 (the "Pooling and Servicing Agreement") between First Alliance Mortgage Company, as sponsor and servicer and Bankers Trust Company of California, N.A., as trustee.

                  Based upon the foregoing, it is our opinion, under the laws of the United States, New York State, and California in effect as of the date hereof and as of the dates of the Prospectus and the Prospectus Supplement that:

         1. Assuming that REMIC election is made in compliance with the Pooling and Servicing Agreement, (i) the Trust, exclusive of the Pre-Funding Account and the Capitalized Interest Account (as defined in the Prospectus Supplement) will qualify as a real estate mortgage investment conduit ("REMIC") (as defined in the Internal Revenue Code of 1986, as amended (the "Code")) for Federal income tax purposes and (ii) each Class of the Offered Certificates (as defined in the Prospectus Supplement) will be treated as "regular interests" in the REMIC and the R Class will be treated as the sole "residual interest" in the REMIC.

MBIA Insurance
  Corporation, et al.
June 14, 1996
Page 2


         2. To the best of such counsel's knowledge, there are no actions, proceedings or investigations pending that would adversely affect the Trust Estate (exclusive of the Pre-Funding Account and the Capitalized Interest Account) as a REMIC.

         3. The statements under the captions "Summary of Prospectus - Certain Federal Income Tax Consequences" and "Certain Federal Income Tax Consequences" in the Prospectus, and under the captions "Summary - Federal Tax Aspects" and "Certain Federal Income Tax Consequences" in the Prospectus Supplement are true and correct as set forth therein.

         4. The REMIC "regular interests" will be treated as "qualifying real property loans" under Section 593(d) of the Code, "regular ...interests(s) in a REMIC" under Section 7701(a) of the Code, and "real estate assets" under Section 856(c) of the Code in the same proportion that the assets in the Trust (exclusive of the Pre-Funding Account and the Capitalized Interest Account) consist of qualifying assets under such sections. In addition, income on the "regular interests" will be treated as "interests on obligations secured by mortgages on real property" under Section 856(c) to the extent such "regular interests" are treated as "real estate assets" under Section 856(c).

         5. The Trust will not be subject to tax upon its income or assets by the taxing authority of New York State or New York City.

         6. The Trust will not be subject to the California state income or franchise tax; provided, however, that no opinion is expressed as to whether the Trust is subject to the California minimum tax imposed under Section 23151 or 23153 of the California Revenue and Taxation Code.

                  We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to this firm in the Prospectus Supplement under the heading "Certain Federal Income Tax Consequences."

                  We bring to your attention the fact that our legal opinions are an expression of professional judgment and are not a guarantee of result. We do not undertake to advise you of matters which may come to our attention subsequent to the date hereof which may affect our legal opinions expressed herein.

                                                     Very truly yours,




                                                     Arter & Hadden